EXHIBIT 99.2





                   Independent Auditor's Report on Compliance


Board of Directors
Fremont Financial Corporation


We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Fremont Financial Corporation ("Servicer") as of December 31, 1996, and the related consolidated statements of income, retained earnings, and cash flows for the year then ended, and have issued our report thereon dated February 28, 1997.

In connection with our audit, nothing came to our attention that caused us to believe that the Servicer failed to comply with the terms and conditions set forth in Sections 3.04, 3.05, 4.02, 4.03, 4.04, 4.05, and 12.01 of the Pooling
and Servicing Agreement, as amended or supplemented, between the Servicer, Fremont Funding Inc. ("Transferor") and LaSalle National Bank ("Trustee"), dated March 1, 1993, insofar as they relate to accounting matters. However, our audit was not directed primarily toward obtaining knowledge of such noncompliance.

In addition, at your request, we compared the amounts and mathematical calculations set forth in a sample of Settlement Statements (March, August, and December 1996) forwarded by the Servicer pursuant to Section 3.04(c) of the Pooling and Servicing Agreement during the period covered by this report with the Servicer's monthly computer reports and Trustee bank statements which were the source of such amounts and mathematical calculations and on the basis of such comparison, found that such amounts and mathematical calculations are in agreement except for an exception which, with correction, would not change compliance conclusions. These procedures do not constitute an audit of the Settlement Statements made in accordance with generally accepted auditing standards and we do not express an opinion on the Settlement Statements, however, these procedures did not give us any reason to believe the Settlement Statements required adjustment.

This report is intended solely for the use of the Servicer, the Trustee, and the rating agencies (Standard & Poor's Corporation and Duff & Phelps Credit Rating Co.) and should not be used for any other purpose.



                                            /s/ Ernst & Young LLP



February 28, 1997